Exhibit 10.2
AETNA INC.
2010 STOCK INCENTIVE PLAN

PERFORMANCE STOCK UNIT TERMS OF AWARD

Performance Period: [ ] through [ ]
Units Awarded: [ ]
Performance Metric: [ ]
Vesting Period - [ ] month period following the Effective Date (Date of Grant)

Pursuant to its 2010 Stock Incentive Plan (the "Plan"), Aetna Inc. (the "Company") hereby grants Performance Stock Units (PSUs) on the terms and conditions hereinafter set forth. The number of Performance Stock Units awarded is included in the website of the designated broker, currently UBS Financial Services, Inc., and in the Notice of the Performance Stock Unit Grant Acknowledgement and Acceptance Form. All capitalized terms used herein which are not otherwise defined herein shall have the meaning specified in the Plan.

ARTICLE I

DEFINITIONS

(a)
“Affiliate" means an entity at least a majority of the total voting power of the then-outstanding voting securities of which is held, directly or indirectly, by the Company and/or one or more other Affiliates.

(b)	"Board" means the Board of Directors of Aetna Inc.

(c)    "Change in Control" means the happening of any of the following:

(i)
When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities;

(ii)
When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph (ii); or

(iii)
The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or by merger, or otherwise.

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to Grantee, if Grantee is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the effective date, which consummates the Change in Control transaction. In addition, for purposes of the definition of “Change in Control” a person engaged in business as an underwriter of securities shall not be deemed to be the “Beneficial Owner” of, or to “beneficially own,” any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(d)	"Committee" means the Board's Committee on Compensation and Organization or any successor thereto.

(e)	"Common Stock" means the Company's Common Shares, $.01 par value per share.

(f)	"Company" means Aetna Inc.

(g)	"Effective Date" means the date of grant of this award of Performance Stock Units.

(h)
“Fair Market Value" means the closing price of the Common Stock as reported by the Consolidated Tape of the New York Stock Exchange Listed Shares on the date such value is to be determined, or, if no shares were traded on such date, on the next day on which the Common Stock is traded.

(i)
“Fundamental Corporate Event” shall mean any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or similar event.

(j)	"Grantee" means the person to whom this award has been granted.

(k)
“Holding Company” means an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the voting stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding voting stock.

(l)	"Long Term Disability" means long-term disability as defined under the terms of the Company's applicable long-term disability plans or policies.

(m)
“Net Shares” means the number of shares of Common Stock which will be deposited in a brokerage account in the Grantee’s name at the Company’s designated broker after shares have been withheld to satisfy applicable tax and withholding requirements upon vesting of the Performance Stock Units.

(n)	“Performance Period” means the [ ] month performance period ending [date]. The Performance Period shall run from [date] to [date].

(o)	“Performance Stock Units” means the number of shares of Common Stock represented by the number of units awarded or such other amount as may result by operation of Article III of this Agreement.

(p)	“Plan” means the Aetna Inc. 2010 Stock Incentive Plan.

(q)
"Retirement" means the termination of employment of a Grantee from active service with the Company, any Subsidiary or Affiliate provided the Grantee’s age and completed years of service total 65 or more points at termination of employment.

(r)	“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the regulation issued thereunder, as may be amended from time to time.

(s)	“Shares of Stock” or “Stock” means the Common Stock.

(t)
"Subsidiary" means an entity of which, at the time such subsidiary status is to be determined, at least 50% of the total combined voting power of all classes of stock of such entity is held by the Company and/or one or more other subsidiaries.

(u)
"Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to the Performance Stock Units by bequest or inheritance or by reason of the death of the Grantee.

(v)
“Vest Date” means the last day of the Vesting Period and is the date on which this award of Performance Stock Units shall vest in accordance with the terms of this Agreement and in the Notice of Performance Stock Unit Grant, if at all.

(w)	“Vesting Period” means the period beginning on the Effective Date and ending thirty-six months thereafter.

ARTICLE II

VESTING PERIOD

Subject to the terms of this Agreement, the Performance Stock Units will vest, as of the Vest Date, in accordance with the terms of the Plan and this Terms of Award Agreement, or on such earlier date as provided in Article IV. If the Committee determines that the performance goal set forth on Exhibit A is met, on the Vest Date, the Grantee shall vest to one share of Common Stock for each vested Performance Stock Unit net of applicable taxes and withholding (or such greater or lessor amount based on performance, as set forth on Exhibit A). Such Net Shares will be delivered to the Company’s designated broker, in a brokerage account established in the Grantee’s name after the Vest Date. If the Committee determines that the performance goal set forth on Exhibit A is not met at the minimum level, no shares will vest.

Any social security calculation or other adjustments discovered after the payment of Net Shares will be settled in cash not in Common Stock.

ARTICLE III

CAPITAL CHANGES

In the event that the Committee shall determine that any Fundamental Corporate Event affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust the number and kind of shares subject to the award of Performance Stock Units. Additionally, the Committee may make provision for cash payment to a Grantee or the Successor of the Grantee. However, the number of Performance Stock Units shall always be a whole number.

ARTICLE IV

CHANGE IN CONTROL

Notwithstanding any other provision of this Agreement to the contrary, upon the occurrence of a Change in Control, the Performance Stock Units not previously forfeited pursuant to this Terms of Award Agreement shall become immediately vested at a level which equals the greater of the number of Performance Stock Units that would have vested (x) at target-level 100% vesting, or (y) based on the Company’s actual year-to-date performance level using the date on which the Change in Control occurs as the end of the Vesting Period. Net Shares will be payable on the Vest Date, provided however, if within the 24 month period following the Change in Control the Company terminates Grantee’s employment without cause, the Net Shares will become payable as of such termination of employment date. If an award is considered deferred compensation subject to Section 409A, the award will vest but the Change in Control will not accelerate the payment of the deferred Performance Stock Units unless the Change in Control also meets the definition of change in control set forth in Treasury Regulation Section 1.409A-3(i)(5).

ARTICLE V

TERMINATION OF EMPLOYMENT

(a)
Except as provided in (c) below, if, during the Vesting Period, Grantee shall cease to be employed by the Company, any Subsidiaries or Affiliates, for reason of death, Long-term Disability, Retirement or involuntary termination of employment by the Company, the portion of the Performance Stock Units that may vest on the Vest Date, if any, shall be calculated in accordance with the following formula: (i) the number of completed months employed during the Vesting period divided by the number of months in the Vesting Period; multiplied by (ii) the number of Performance Stock Units, that otherwise would have vested. For purposes of this calculation, a month is complete on the day in the month that corresponds to the Effective Date of the grant (e.g., February 12 to March 12).

(b)
Except as provided in (a) above, any Performance Stock Unit not vested as of the date Grantee terminates employment shall be forfeited at the time of cessation of employment; provided, however, that if Grantee’s employment is terminated by the Company other than for cause and Grantee has not previously, or does not subsequently, vest to any portion of the Performance Stock Unit in accordance with its terms, then upon the forfeiture of the entire Performance Stock Unit, the Company will pay Grantee an amount equal to the value of a single share of Common Stock, whether or not the forfeited Performance Stock Unit related to more than a single share of Common Stock, calculated as of the cessation of employment, if requested by Grantee, within 30 days of such cessation of employment.

(c)
No Performance Stock Unit will vest after the Company has terminated the employment of the Grantee for cause, unless the Committee, in its sole discretion, deems a payment to be warranted under the particular circumstances. In addition, the Performance Stock Units will not vest if Grantee has willfully engaged in gross misconduct or other serious impropriety which the Company determines is likely to be damaging or detrimental to the Company, any Subsidiary or Affiliate.

(d)
Employment for purposes of determining the vesting rights of the Grantee and the expiration of the grant under this Article V shall mean continuous active full-time salaried employment with the Company, any Subsidiary or Affiliate, except that the period during which the Grantee is on vacation, sick leave, or other pre-approved leave of absence (provided there is no actual termination of employment), shall not interrupt the continuous employment of the Grantee. Employment shall also include service with Aetna Foundation, Inc. Notwithstanding any period during which Grantee receives salary continuation or severance shall not be considered as part of the continuous employment of the Grantee.

ARTICLE VI

EMPLOYEE COVENANTS

(a)	As consideration for this grant of Performance Stock Units, without prior written consent of the Company:

(i)
Grantee will not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) use or disclose to any third person, whether during or subsequent to Grantee’s employment, any trade secrets, confidential information and proprietary materials, which may include, but are not limited to, the following categories of information and materials: customer lists and identities; provider lists and identities; employee lists and identities; product development and related information; marketing plans and related information; sales plans and related information; premium or other pricing information; operating policies and manuals; research; payment rates; methodologies; procedures; contractual forms; business plans; financial records; computer programs; database; or other financial, commercial, business or technical information related to the Company, any Subsidiary or Affiliate unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement (“Confidential Information”); provided, however, that this limitation shall not apply to any such use or disclosure made while Grantee is employed by the Company, any Subsidiary or Affiliate if such disclosure occurred in connection with the performance of Grantee’s job as an employee of the Company, any Subsidiary or Affiliate;

(ii)
Grantee will not, during and for a period of twelve (12) months following Grantee’s termination of employment, directly or indirectly, (x) engage in the ownership (except less than 1% of the outstanding capital stock of any publicly traded company) of or, (y) become an employee of, or (z) act as a consultant or contractor to, any competitor of the Company (“Competitor”) in any market in the United States where Company, Affiliate or Subsidiary does business.

a.
For purposes of this paragraph “Competitor” shall mean any entity, organization, person or corporation that is involved in the same business as Company, Subsidiary or Affiliate, but in the case of (y) and (z), only to the extent such work, consulting or other activity on behalf of other entity, organization, person or corporation

i.
is materially similar to the duties and/or functions that Grantee performed for the Company, Subsidiary or Affiliate in the last 12 months or involves duties and/or functions for Competitor about which Grantee has Confidential Information in the last 12 months. Notwithstanding

1.
with respect to sales functions for the Company, Subsidiary or Affiliate that are regionally based or whose focus is geographically limited, the restriction shall only apply where such work, consulting or other activity on behalf of a Competitor overlaps in whole or in part the same geographic area in which the Grantee worked for Company, Subsidiary or Affiliate in the last 12 months;

2.
with respect to corporate staff functions, the restriction shall only apply where Competitor is substantially engaged in the business of health insurance, managed health care, population health management, or related products or services.

b.
Notwithstanding, if Grantee’s employment is terminated by the Company, Subsidiary or Affiliate other than for cause, the length of the noncompetition covenant in this paragraph shall not exceed the length of the severance and/or salary continuation benefits paid by the Company, Subsidiary or Affiliate to Grantee.

c.	Grantee acknowledges and agrees that these restrictions:

i.	are necessary to protect the Confidential Information and goodwill of the Company, Subsidiary or Affiliate;

ii.	are appropriately tailored and limited in time and geographic scope to do so; and

iii.	do not impair or limit the Grantee’s ability to earn a living.

(iii)
Grantee will not, during and for a period of 24 months following Grantee’s termination of Employment, directly or indirectly induce or attempt to induce any employee of the Company, any Subsidiary or Affiliate to be employed or perform services elsewhere;

(iv)
Grantee will not, during and for a period of 24 months following Grantee's termination of Employment, directly or indirectly, induce or attempt to induce any agent or agency, broker, supplier or health care provider of the Company, any Subsidiary or Affiliate to cease or curtail providing services to the Company, any Subsidiary or Affiliate; and

(v)
Grantee will not, during and for a period of 24 months following Grantee’s termination of Employment, directly or indirectly solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company, any Subsidiary or Affiliate, or which the Company, any Subsidiary or Affiliate is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of Employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company, any Subsidiary or Affiliate and shall apply only with respect to a customer or prospective customer with whom the Grantee has been directly or indirectly involved.

(vi)
Grantee will not, during and for a period of 24 months following Grantee’s termination of Employment, for himself or herself or on behalf of or in cooperation with any other person or entity, consult with or in any manner provide advice to, any individual or entity which is a customer of the Company or any Subsidiary or Affiliate of the Company, provided, however, that this limitation shall apply only to consultation or advice relating to any product or service of the Company, or any Subsidiary or Affiliate, or which is in competition with any product or service of the Company, or any Subsidiary or Affiliate, and shall apply only with respect to a customer or prospective customer with whom the Grantee has been directly or indirectly involved, or about which Grantee has Confidential Information.

In addition:

(vii)
Following the termination of Grantee’s Employment, Grantee shall provide assistance to and shall cooperate with the Company, any Subsidiary or Affiliate, upon its reasonable request and without additional compensation, with respect to matters within the scope of Grantee’s duties and responsibilities during Employment, provided that any reasonable out-of-pocket expenses Grantee incurs in connection with any assistance Grantee has been requested to provide under this provision for items including, but not limited to, transportation, meals, lodging and telephone, shall be reimbursed by the Company. The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate, or cause a Subsidiary or Affiliate to coordinate, any such request with Grantee’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities; and

(viii)
Grantee shall promptly notify the Company’s General Counsel if Grantee is contacted by a regulatory or self-regulatory agency with respect to matters pertaining to the Company or by an attorney or other individual who informs the Grantee that he/she has filed, intends to file, or is considering filing a claim or complaint against the Company.

(ix)
Grantee acknowledges that all original works of authorship that are created by Grantee (solely or jointly with others) within the scope of Grantee’s employment and relating in any way to the business or contemplated business, products, activities, research or development of the Company, any Subsidiary or Affiliate, or resulting from any work performed by the Grantee for the Company, any Subsidiary or Affiliate (in each case, regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same) which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). To the extent that the foregoing does not apply, the Grantee hereby irrevocably assigns to the Company, and its successors and assigns, for no additional consideration, the Grantee’s entire right, title and interest in and to all such works of authorship. Grantee further acknowledges that while employed by the Company, any Subsidiary or Affiliate, Grantee may develop ideas, inventions, discoveries, innovations, procedures, methods, know-how or other works which relate to the Company’s current or are reasonably expected to relate to the Company’s future business (in each case, regardless of when or where the work product is prepared or whose equipment or other resources is used in preparing the same) that may be patentable or subject to trade secret protection. Grantee agrees that all such works of authorship, ideas, inventions, discoveries, innovations, procedures, methods, know-how and other works shall belong exclusively to the Company, and the Grantee hereby assigns all right, title, and interest therein to the Company.

To the extent any of the foregoing works may be patentable, Grantee agrees that the Company may file and prosecute any application for patents for such works and that the Grantee will, on request, execute assignments to the Company relating to (and take all such further steps as may be reasonably necessary to perfect the Company’s sole and exclusive ownership of) any such application and any patents resulting there from.

(b)
If any provision of Article VI (a) is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the Company and Grantee agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

(c)
Grantee acknowledges that a material part of the inducement for the Company to grant the Performance Stock Units is Grantee’s covenants set forth in Article VI (a) and that the covenants and obligations of Grantee with respect to nondisclosure, non-solicitation and cooperation relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Grantee agrees that, if Grantee shall breach any of those covenants or obligations, Grantee shall not be entitled to vest in the Performance Stock or be entitled to retain any income therefrom and the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Grantee from committing any violation of the covenants and obligations contained in Article VI. The Company also shall be entitled to recover any attorneys’ fees, costs, and expenses it incurs in connection with any judicial proceeding arising out of Grantee’s breach of this Agreement. The remedies in the preceding sentences are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator shall reasonably determine.

(d)	The Restrictive Covenants set forth in this Article VI shall supplement and do not supersede the restrictions agreed to by Grantee in any other agreement or contract.

(e)	Employment Dispute Arbitration Program - Mandatory Binding Arbitration of Employment Disputes.

(i)
Except as otherwise specified in this Agreement, the Grantee and the Company agree that all employment-related legal disputes between them will be submitted to and resolved by binding arbitration, and neither the Grantee nor the Company will file or participate as an individual party or member of a class in a lawsuit in any court against the other with respect to such matters. This shall apply to claims brought on or after the date the Grantee accepts this Agreement, even if the facts and circumstances relating to the claim occurred prior to that date and regardless of whether the Grantee or the Company previously filed a complaint/charge with a government agency concerning the claim.

For purposes of Article VI (e) of this Agreement, “the Company” includes Aetna Inc., its Subsidiaries and Affiliates, their predecessors, successors and assigns, and those acting as representatives or agents of those entities. THE GRANTEE UNDERSTANDS THAT, WITH RESPECT TO CLAIMS SUBJECT TO THE ARBITRATION REQUIREMENT, ARBITRATION REPLACES THE RIGHT OF THE GRANTEE AND THE COMPANY TO SUE OR PARTICIPATE IN A LAWSUIT. THE GRANTEE ALSO UNDERSTANDS THAT IN ARBITRATION, A DISPUTE IS RESOLVED BY AN ARBITRATOR INSTEAD OF A JUDGE OR JURY, AND THE DECISION OF THE ARBITRATOR IS FINAL AND BINDING.

(ii)
THE GRANTEE UNDERSTANDS THAT THE ARBITRATION PROVISIONS OF THIS AGREEMENT AFFECT THE LEGAL RIGHTS OF THE GRANTEE AND THE COMPANY AND ACKNOWLEDGES THAT THE GRANTEE HAS BEEN ADVISED TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO, OBTAIN LEGAL ADVICE BEFORE SIGNING THIS AGREEMENT.

(iii)
Article VI (e) of this Agreement does not apply to workers’ compensation claims, unemployment compensation claims, and claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) for employee benefits. A dispute as to whether Article VI (e) of this Agreement applies must be submitted to the binding arbitration process set forth in this Agreement.

(iv)
The Grantee and/or the Company may seek emergency or temporary injunctive relief from a court (including with respect to claims arising out of Article VI (a) in accordance with applicable law). However, except as provided in Article VI (c) of this Agreement, after the court has issued a ruling concerning the emergency or temporary injunctive relief, the Grantee and the Company shall be required to submit the dispute to binding arbitration pursuant to this Agreement.

(v)
Unless otherwise agreed, the arbitration will be administered by the American Arbitration Association (the “AAA”) and will be conducted pursuant to the AAA’s Employment Arbitration Rules and Mediation Procedures (the “Rules”), as modified in this Agreement, in effect at the time the request for arbitration is filed. The AAA’s Rules are available on the AAA’s website at www.adr.org. THE GRANTEE ACKNOWLEDGES THAT THE COMPANY HAS ENCOURAGED THE GRANTEE TO READ THESE RULES PROMPTLY AND CAREFULLY AND THAT THE GRANTEE HAS BEEN AFFORDED SUFFICIENT OPPORTUNITY TO DO SO.

(vi)
If the Company initiates a request for arbitration, the Company will pay all of the administrative fees and costs charged by the AAA, including the arbitrator’s compensation and charges for hearing room rentals, etc. If the Grantee initiates a request for arbitration or submits a counterclaim to the Company’s request for arbitration, the Grantee shall be required to contribute One Hundred Dollars ($100.00) to those administrative fees and costs, payable to the AAA at the time the Grantee's request for arbitration or counterclaim is submitted. The Company may increase the contribution amount in the future without amending this Agreement, but not to exceed the maximum permitted under the AAA rules then in effect. In all cases, the Grantee and the Company shall be responsible for payment of any fees assessed by the arbitrator as a result of that party’s delay, request for postponement, failure to comply with the arbitrator’s rulings and for other similar reasons.

(vii)
The Grantee and the Company may choose to be represented by legal counsel in the arbitration process and shall be responsible for their own legal fees, expenses and costs. However, the arbitrator shall have the same authority as a court to order the Grantee or the Company to pay some or all of the other’s legal fees, expenses and costs, in accordance with applicable law.

(viii)
Unless otherwise agreed, there shall be a single arbitrator, selected by the Grantee and the Company from a list of qualified neutrals furnished by the AAA. If the Grantee and the Company cannot agree on an arbitrator, one will be selected by the AAA.

(ix)
Unless otherwise agreed, the arbitration hearing will take place in the city where the Grantee works or last worked for the Company. If the Grantee and the Company disagree as to the proper locale, the AAA will decide.

(x)
The Grantee and the Company shall be entitled to conduct limited pre-hearing discovery. Each may take the deposition of one person and anyone designated by the other as an expert witness. The party taking the deposition shall be responsible for all associated costs, such as the cost of a court reporter and the cost of an original transcript. Each party also has the right to submit one set of ten written questions (including subparts) to the other party, which must be answered under oath, and to request and obtain all documents on which the other party relies in support of its answers to the written questions. Additional discovery may be permitted by the arbitrator upon a showing that it is necessary for that party to have a fair opportunity to present a claim or defense.

(xi)
The arbitrator shall apply the same substantive law that would apply if the matter were heard by a court and shall have the authority to order the same remedies (but no others) as would be available in a court proceeding. The time limits for requesting arbitration or submitting a counterclaim and the administrative prerequisites for filing an arbitration claim or counterclaim are the same as they would be in a court proceeding. The arbitrator shall consider and decide any dispositive motions (motions seeking a decision on some or all of the claims or counterclaims without an arbitration hearing) filed by any party.

(xii)
All proceedings, including the arbitration hearing and decision, are private and confidential, unless otherwise required by law. Arbitration decisions may not be published or publicized without the consent of both the Grantee and the Company.

(xiii) Unless otherwise agreed, the arbitrator’s decision will be in writing with a brief summary of the arbitrator’s opinion.

(xiv)
The arbitrator’s decision is final and binding on the Grantee and the Company. After the arbitrator’s decision is issued, the Grantee or the Company may obtain an order of judgment from a court and may obtain a court order enforcing the decision. The arbitrator’s decision may be appealed to the courts only under the limited circumstances provided by law.

(xv)
If the Grantee previously signed an agreement, including but not limited to an employment agreement, containing arbitration provisions, those provisions are superseded by the arbitration provisions of this Agreement.

(xvi)
If any provision of Article VI (e) is found to be void or otherwise unenforceable, in whole or in part, this shall not affect the validity of the remainder of Article VI (e) and the remainder of the Agreement. All other provisions shall remain in full force and effect.

(f)
Except as provided in connection with mandatory binding arbitration of employment disputes, Grantee hereby submits to the exclusive jurisdiction of the courts of the State of Connecticut and the United States District Court for the District of Connecticut with respect to any action relating to this Agreement, and agrees that (i) the sole and exclusive appropriate venue for any suit or proceeding relating to this Agreement shall be in such court, and (ii) hereby waives any and all objections and defenses based on forum, venue or personal or subject matter jurisdiction as they may relate to a suit or proceeding brought before such court in accordance with the Agreement.

For purposes of this Article VI, the term “Employment” shall refer to active employment with the Company, any Subsidiary or Affiliate, and shall not include salary continuation or severance periods.

ARTICLE VII

OTHER TERMS

(a)
Nothing in this Agreement shall interfere with or limit in any way the right of the Company, any Subsidiary or Affiliate to terminate the Grantee’s employment at any time. Neither the execution and delivery hereof nor the granting of the Award shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ or continue the employment of the Grantee for any period.

(b)
Until the Performance Stock Units have become vested, Grantee shall not have any rights as a stockholder (including the right to payment of dividends) by virtue of this grant of Performance Stock Units.

(c)	During the Vesting Period, the Performance Stock Units shall be nontransferable and non-assignable except by will or the laws of descent and distribution.

(d)
The award, when vested, will be settled on a net basis. Prior to issuing any Common Shares, the Company will withhold an amount sufficient to satisfy federal, state, local, social security and Medicare withholding tax requirements relating to award. Any social security calculation or other adjustments discovered after net share payment will be settled in cash, not in Shares of Common Stock. Vesting will result in taxable compensation reportable on the Grantee’s W-2 in year of vesting.

(e)
The Company may from time to time adopt stock ownership requirements applicable to Grantees who are senior managers of the Company.  In connection with and for the purpose of implementing those ownership requirements, the Company may adopt certain restrictions on the ability of a Grantee to sell shares issued under this Agreement when such ownership requirements have not been satisfied.  Any such restriction on sale will be communicated generally to affected Grantees and the restriction may be modified by the Company from time to time, at its discretion.  Neither the Company nor its Board of Directors shall have any obligation or liability to a Grantee in connection with any such restriction.

(f)
This Performance Stock Unit is an unfunded obligation of the Company and nothing in this Agreement shall be construed to create any claim against particular assets or require the Company to segregate or otherwise set aside any assets or create any fund to meet its obligations hereunder.

(g)
Anything herein to the contrary notwithstanding, a Grantee whose Performance Stock Units have been forfeited as a result of termination of employment due to U.S. Military Service and who is later re-employed (in a full-time active status) after discharge within the time period set in 38 U.S.C. Section 4312 will be eligible to have the forfeited Performance Stock Units reinstated as follows: (i) if such Grantee is re-employed during the Vesting Period, all forfeited Performance Stock Units shall be reinstated; or (ii) if such Grantee is re-employed after the Vesting Period, a cash payment will be made to the Grantee, minus applicable taxes, for the value of the forfeited Performance Stock Units on the Vest Date pursuant to procedures established by the Company for this purpose.

(h)
It is the intention of the Company and Grantee that this Agreement not result in unfavorable tax consequences to Grantee under Section 409A and the Agreement shall be interpreted as to so comply. Notwithstanding anything to the contrary herein, the Company and Grantee agree to the provisions set forth below in order to comply with the requirements of Section 409A.

(i)
If Grantee is a “specified employee” (within the meaning of Section 409A) with respect to the Company, any non-qualified deferred compensation otherwise payable to or in respect of Grantee in connection with Grantee’s termination of employment shall be delayed until the earliest date upon which such amounts may be paid without being subject to taxation under Section 409A. Any amount, the payment or benefit of which is delayed by application of the preceding sentence, shall be paid as soon as possible following the expiration of such period.

(ii)
Unless deferred pursuant to this agreement, all payments shall be paid to Grantee, to the extent earned, in no event later than the last day of the “applicable 2 ½ month period,” as such term is defined in Treasury Regulation Section 1.409A-1(b)(4)(i)(A) with respect to such payment’s treatment as a “short-term deferral” for purposes of Section 409A.

(iii)
The Company and Grantee agree to cooperate in good faith in an effort to comply with Section 409A. Under no circumstances shall the Company be responsible for any taxes, penalties, interest or other losses or expenses incurred by the Grantee due to any failure to comply with Section 409A.

(i)
This Agreement is subject to the 2010 Stock Incentive Plan heretofore adopted by the Company and approved by its shareholders. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(j)
At such times and upon such terms and conditions as the Company shall determine, the Company may permit eligible Grantees to elect to defer the distribution of an Award otherwise payable to the Grantee under this Agreement until termination of the Grantee’s Employment or such other date Company shall permit.

(k)	This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to its choice of law provisions.